Exhibit 99.1

NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release

Mack V. Traynor, CEO Doug Nesbit, CFO

HEI Announces Third Quarter Results

MINNEAPOLIS, MINNESOTA July 15, 2003 — HEI, Inc. (Nasdaq: HEII — www.heii.com) today announced results for its third quarter of fiscal 2003, which ended May 31, 2003.

Net sales for the third quarter of fiscal 2003 were $12,517,000, as compared with $8,500,000 for the third quarter of fiscal 2002. The net loss for the third quarter was $1,311,000, or 19 cents per share fully diluted, compared with a net profit of $115,000, or 2 cents per share fully diluted, for the same period a year ago. The net loss for the third quarter included a charge of $681,000 to fully reserve amounts due from the Company’s former Chairman of the Board, Chief Executive Officer and President, and $165,000 of fees associated with termination of its relationship with LaSalle bank. Operating results for the quarter included the entire thirteen weeks of Advanced Medical Division’s net sales of $6,240,000.

“Third quarter operating results showed a significant improvement over the previous quarter with net sales up 54% with the Advanced Medical Division accounting for 78% of the increase” said Mack Traynor, Chief Executive Officer and President. “A substantial portion of the loss for the quarter was due to one time charges and to a lesser degree the continued global economic weakness. We continue to make steady progress in the integration of the Advanced Medical Division in Colorado. We believe that our redefined business strategy will enable HEI to emerge from this challenging economic environment in a stronger competitive position.”

Traynor added, “The backlog of future orders remains strong with approximately $22,037,000 balance. We anticipate improvement in the bottom line as we balance cost reductions with development of new products. The executive team has been filled out bringing with it a wealth of experience in microelectronic and medical device development and manufacturing. HEI continues to take steps to reduce its costs as well as improve efficiency and financial returns, including renewed focus and attention to our sales and marketing efforts”.

The Company will hold a conference call to discuss the Company’s operating results and business strategies on Thursday, July 17, 2003 at 4:00 p.m. Eastern Time (3:00 p.m. Central Time). This call is being web-cast and can be accessed via the HEI web site at www.heii.com. The call will be recorded and be available after the call at this same location on the web page.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the integration of the Advanced Medical Division, the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.